                                                                    EXHIBIT 11.1

                      STATEMENT RE PER SHARE EARNINGS (1)

                                                            Three months ended July 31,
                                                            1997                    1996
                                                           ------                 --------
Net income (loss)                                           $  745                $(2,737)
                                                            ======                =======

Common and Common Equivalent Shares:

Weighted average number of shares of
  common stock outstanding                                   8,989                  7,636

Weighted average common
  equivalent shares outstanding                                632                    271
                                                            ------                -------

Weighted average number of shares of
  common and common equivalent
  stock outstanding                                          9,621                  7,907
                                                            ------                -------

Net income (loss) per common share                          $ 0.08                $ (0.35)
                                                            ======                =======


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.